Brown & Wood LLP
                     One World Trade Center
                       New York, NY 10048
                         (212) 839-5300


                                             December 19, 1996




Merrill Lynch Global Convertible Fund, Inc.
P.O. Box 9011
Princeton, New Jersey  08543-9011

Ladies and Gentlemen:

     This opinion is furnished in connection with the notice (the "Notice") to be filed by Merrill Lynch Global Convertible Fund,
Inc., a Maryland corporation (the "Fund"), with the Securities and Exchange Commission pursuant to Rule 24f-2 under the
Investment Company Act of 1940, as amended.  The Notice is
being filed to make definite the registration under the Securities Act of 1933, as amended, of 2,103,826 shares of common stock, par value $.10 per share, of the Fund (the "Shares") which were sold during the Fund's fiscal year ended October 31, 1996.
     As counsel for the Fund, we are familiar with the
proceedings taken by it in connection with the authorization, issuance and sale of the Shares.  In addition, we have examined and are familiar with the Articles of Incorporation of the Fund, as amended, the By-Laws of the Fund and such other documents as we have deemed relevant to the matters referred to in this
opinion.
     Based upon the foregoing, we are of the opinion that the
Shares are legally issued, fully paid and non-assessable.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an attachment to the
Notice.
                                   Very truly yours,
                                   /s/ Brown & Wood LLP